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Exhibit 99.1

Press Release

CONTACT:
Tricia Haugeto
Array BioPharma Inc.
(303) 386-1193
thaugeto@arraybiopharma.com

ARRAY BIOPHARMA ANNOUNCES PRICING OF A
PUBLIC OFFERING OF 8,000,000 SHARES OF COMMON STOCK

        BOULDER, Colo., (December 9, 2004)—Array BioPharma Inc. (Nasdaq: ARRY) today announced that it has priced its offering of 8,000,000 shares of common stock at a public offering price of $7.75 per share under an existing shelf registration statement. The offering was increased by 2,000,000 shares over the proposed offering announced November 30, 2004. In connection with this offering, Array has granted UBS Investment Bank a 30-day option to purchase up to 1,200,000 additional shares of common stock to cover over-allotments, if any. The offering is expected to close on or about December 14, 2004, subject to customary conditions.

        Array expects to receive net proceeds of approximately $58.0 million from the sale of 8,000,000 shares of common stock. Array anticipates using the net proceeds from the sale of the common stock offered to fund Array's proprietary drug programs; and for working capital, capital expenditures and other general corporate purposes.

        UBS Investment Bank is acting as sole book-running manager in this offering. Legg Mason Wood Walker, Incorporated, Piper Jaffray & Co. and Thomas Weisel Partners LLC are acting as co-managers.

        This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. A prospectus supplement relating to these securities will be filed with the Securities and Exchange Commission. This offering of the shares of common stock may be made only by means of the prospectus supplement and related prospectus, a copy of which will be available from UBS Investment Bank, Prospectus Department, 299 Park Avenue, New York, NY 10171.

About Array BioPharma Inc.

        Array BioPharma is a biopharmaceutical company focused on the discovery, development and commercialization of orally active drugs to address significant unmet medical needs. Array BioPharma's proprietary drug development pipeline is primarily focused on the treatment of cancer and inflammatory disease and includes several small molecule drug candidates that are designed to regulate targets in therapeutically important biologic pathways. In addition, leading pharmaceutical and biotechnology companies access Array BioPharma's drug discovery technologies and expertise through collaborations to design, create, optimize and evaluate drug candidates across a broad range of therapeutic areas.

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ARRAY BIOPHARMA ANNOUNCES PRICING OF A PUBLIC OFFERING OF 8,000,000 SHARES OF COMMON STOCK